Exhibit 23.4

Consent of Director Nominee

Hypebeast Limited is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the business combination agreement dated as of April 3, 2022, as it may be amended from time to time, by and among Iron Spark I Inc., Hypebeast Limited, and Hypebeast WAGMI Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Hypebeast Limited in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent (the “Consent”) as an exhibit to such Registration Statement and any amendments thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of April 26, 2022.

By:	/s/ Joshua L. Spear
Name:	Joshua L. Spear